Exhibit 99.1

NEWS RELEASE
RAMBUS REPORTS SECOND QUARTER EARNINGS
Revenue of $27.0 million, loss per share of $0.23 cents for the second quarter
LOS ALTOS, Calif. — July 23, 2009 — Rambus Inc. (NASDAQ:RMBS), one of the world’s premier technology licensing companies specializing in high-speed memory architectures, today reported financial results for the second quarter of 2009.
Revenue for the second quarter of 2009 was $27.0 million, down 1.3% sequentially from the first quarter of 2009 due primarily to lower variable royalty revenue. As compared to the second quarter of 2008, revenue was down 24.4% primarily due to lower royalties resulting from the expiration of the Elpida patent license agreement at the end of the first quarter of 2008 for which revenues were recognized through the second quarter of 2008. Revenue for the six months ended June 30, 2009 was $54.3 million, down 28.0% over the same period of last year primarily due to revenue recognized from Elpida during the first half of 2008.
“In spite of the clearly challenging economic dynamics, we continue to make progress in key legal activities as well as in our breakthrough technology initiatives,” said Harold Hughes, president and chief executive officer at Rambus. “During the quarter, we successfully raised capital through a bond to retire maturing debt, fund our continued innovation efforts and pursue strategic acquisitions.”
Total costs and expenses for the second quarter of 2009 were $49.3 million, which included $7.9 million of stock-based compensation expenses and a net recovery of $0.4 million for previous stock-based compensation restatement and related legal expenses. This is compared to total costs and expenses of $43.5 million for the first quarter of 2009, which included $8.4 million of stock-based compensation expenses and a net recovery of $13.6 million for previous stock-based compensation restatement and related legal expenses. General litigation expenses for the second quarter were $15.0 million, a decrease of $3.0 million from the first quarter of 2009. As compared to the second quarter of last year, total costs and expenses decreased from $52.6 million, which included $9.0 million of stock-based compensation expenses and $2.3 million of restatement and related legal expenses. General litigation expenses in the second quarter of 2009 increased $5.9 million from the second quarter of 2008.
Total costs and expenses for the six months ended June 30, 2009 were $92.8 million, which included $16.3 million of stock-based compensation expenses and a net recovery of $14.1 million for previous stock-based compensation restatement and related legal expenses. This is compared to total costs and expenses of $115.6 million for the same period of 2008, which included $19.5 million of stock-based compensation expenses and $3.2 million of restatement and related legal expenses. General litigation expenses for the six months ended June 30, 2009 were $33.0 million, an increase of $10.7 million from the same period in 2008.
Interest and other expense, net, for the second quarter of 2009 was $1.6 million net expense as compared to $1.2 million net expense in the first quarter of 2009 and $36 thousand net expense in the second quarter of 2008. Interest and other expense, net, for the first half of 2009 was $2.9 million net expense as compared to $1.7 million net interest income in the first half of 2008. Prior periods have been adjusted to reflect the impact of the adoption on January 1, 2009 of FASB Staff Position (“FSP”) APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). The Company has retrospectively adjusted the income statement to include non-cash interest expense of $2.9 million for the second quarter of 2008 and $5.8 million for the first half of 2008.
Net loss for the second quarter of 2009 was $24.0 million as compared to a net loss of $17.4 million in the first quarter of 2009 and a net loss of $138.3 million (adjusted for adoption of FSP APB 14-1) in the second quarter of 2008. Net loss per share for the second quarter of 2009 was $0.23 as compared to a net loss per share of $0.17 in the first quarter of 2009 and a net loss per share of $1.32 (adjusted for adoption of FSP APB 14-1) for the second quarter of 2008. Net loss for the six months ended June 30, 2009 was $41.4 million as compared to a net loss of $152.7 million (adjusted for adoption of FSP APB 14-1) for the same period of 2008. Net loss per share for the six months ended June 30, 2009 was $0.40 as compared to a net loss per share of $1.46 (adjusted for adoption of FSP APB 14-1) in the same period of 2008.
Cash, cash equivalents, and marketable securities as of June 30, 2009 were $480.4 million, up approximately $132.5 million from March 31, 2009 and up approximately $134.5 million from December 31, 2008. During the second quarter of 2009, the Company issued $150 million aggregate principal amount of 5% Convertible Senior Notes due 2014. During the first half of 2009, the Company received approximately $146 million net proceeds related to the issuance of the 5% Convertible Senior Notes, $6.9 million of insurance proceeds related to reimbursement claims associated with the stock option investigation and derivative lawsuits as well as $4.5 million from former executives due to the resolution of the derivative lawsuits.
The convertible notes are carried at face value less the debt discount associated with the adoption of FSP APB 14-1 for the periods presented. As such, the carrying value of the convertible notes as of December 31, 2008 has been retrospectively adjusted to reflect the impact of the adoption of FSP APB 14-1.
The conference call discussing second quarter 2009 results will be webcast live via the Rambus Investor Relations website (http://investor.rambus.com) at 2:00 p.m. Pacific Time today. A replay will be available following the call on Rambus’ Investor Relations website and for one week at the following numbers: (888) 203-1112 (domestic) or (719) 457-0820 (international) with ID# 9541599.
About Rambus Inc.
Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed memory architectures. Additional information is available at www.rambus.com.
RMBSFN
Contacts:
Nicole Noutsios
Investor Relations
Rambus Inc.
(650) 947-5050
nnoutsios@rambus.com
Linda Ashmore
Public Relations
Rambus Inc.
(650) 947-5411
lashmore@rambus.com

Press Release Financials	Rambus
4440 El Camino Real
Los Altos, CA 94022
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$317,986	$116,241
Marketable securities	162,400	229,612
Accounts receivable	1,550	1,503
Prepaids and other current assets	8,534	8,486
Deferred taxes	919	88

Total current assets	491,389	355,930

Restricted cash	632	632
Deferred taxes, long-term	957	1,857
Intangible assets, net	7,268	7,244
Property and equipment, net	18,378	22,290
Goodwill	4,454	4,454
Other non-current assets	5,745	4,963

Total assets	$528,823	$397,370

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,932	$6,374
Accrued payroll and related benefits	7,358	9,859
Accrued litigation expenses	8,592	14,265
Other accrued liabilities	3,469	3,816
Convertible notes	130,646	—
Deferred revenue	396	1,787

Total current liabilities	161,393	36,101

Long-term liabilities:
Convertible notes	92,450	125,474
Other long-term liabilities	2,386	2,854

Total long-term liabilities	94,836	128,328

Total stockholders’ equity:	272,594	232,941

Total liabilities and stockholders’ equity	$528,823	$397,370

Press Release Financials	Rambus
4440 El Camino Real
Los Altos, CA 94022
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenue:
Royalty revenue	$24,759	$32,288	$50,928	$65,381
Contract revenue	2,224	3,427	3,389	10,072

Total revenue	26,983	35,715	54,317	75,453

Costs and expenses:
Cost of contract revenue (1)	1,438	6,567	3,621	13,800
Research and development (1)	15,713	20,035	33,550	41,537
Marketing, general and administrative (1)	32,563	23,768	69,719	57,089
Costs (recovery) of restatement and related legal activities	(429)	2,260	(14,068)	3,172

Total costs and expenses	49,285	52,630	92,822	115,598

Operating loss	(22,302)	(16,915)	(38,505)	(40,145)

Interest income and other income (expense), net	1,173	2,908	2,613	7,503
Interest expense	(2,817)	(2,944)	(5,487)	(5,832)

Interest and other income (expense), net	(1,644)	(36)	(2,874)	1,671

Loss before income taxes	(23,946)	(16,951)	(41,379)	(38,474)
Provision for income taxes	25	121,364	18	114,195

Net loss	$(23,971)	$(138,315)	$(41,397)	$(152,669)

Net loss per share:
Basic	$(0.23)	$(1.32)	$(0.40)	$(1.46)
Diluted	$(0.23)	$(1.32)	$(0.40)	$(1.46)
Weighted-Average Shares used in computing per share amounts:
Basic	104,675	104,804	104,536	104,743
Diluted	104,675	104,804	104,536	104,743

(1)	Total stock-based compensation expense for the three and six month periods ended June 30, 2009 and June 30, 2008 are presented as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Cost of contract revenue	$233	$1,365	$623	$3,283
Research and development	2,214	3,767	4,954	7,671
Marketing, general and administrative	5,403	3,821	10,692	8,528